Exhibit M

January 29, 2016

CenterPoint Energy enters into agreement to invest $363 million in Enable Midstream Partners’ preferred securities

- Enable to redeem $363 million of notes payable to a wholly-owned subsidiary of CenterPoint bearing rates of 2.1% to 2.45% due in 2017

- CenterPoint to use proceeds from redemption to invest in Enable’s 10% perpetual preferred security

HOUSTON, Jan. 29, 2016 /PRNewswire/ — CenterPoint Energy, Inc. (NYSE: CNP) today announced that it has entered into an agreement with Enable Midstream Partners, LP regarding the early redemption of $363 million of notes payable to CenterPoint Energy Resources Corp., a CenterPoint indirect, wholly-owned subsidiary. CenterPoint will invest the proceeds from the redemption in Enable’s 10 percent Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Units. The transaction is expected to close prior to the end of the first quarter of 2016 and is expected to be accretive to CenterPoint’s earnings. The closing will be subject to CenterPoint’s completion of its review of Enable’s audited financial statements for the year-ended Dec. 31, 2015, and certain customary closing conditions. Because the source of funds for the preferred securities investment will be the redemption of the notes, CenterPoint does not need to use either external sources or cash from operations to finance the investment.

“CenterPoint believes this investment will strengthen Enable’s capital structure, improve their credit metrics and financial liquidity, and eliminate debt maturities otherwise due in 2017,” said Bill Rogers, chief financial officer of CenterPoint Energy. “We believe Enable’s financial strength remains a competitive advantage, benefiting all Enable unit holders.”

CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution and energy services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. The company also owns a 55.4 percent limited partner interest in Enable Midstream Partners, a publicly traded master limited partnership it jointly controls with OGE Energy Corp., which owns, operates and develops natural gas and crude oil infrastructure assets. With more than 7,400 employees, CenterPoint Energy and its predecessor companies have been in business for more than 140 years. For more information, visit the website at www.CenterPointEnergy.com.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements about our ability to close the preferred securities investment, the accretive effect of such investment on our earnings, the source of funds for the investment, and the effect of such investment on Enable’s capital structure, credit metrics, financial liquidity, debt maturities and financial strength, are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding future earnings, the financial structure, future financial performance and results of operations and any other statements that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release. Factors that could affect actual results include (1) the ability of the parties to satisfy the conditions precedent and consummate the proposed transactions and the timing of the consummation of the proposed transactions, (2) factors related to our business and the economy, including commodity prices, (3) the performance of Enable Midstream and competitive conditions in the midstream industry, (4) other factors discussed in CenterPoint Energy’s Annual Report on

Form 10-K for the fiscal year ended December 31, 2014, as well as in CenterPoint Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, June 30, 2015, and September 30, 2015, and other reports on Form 8-K CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission, and (5) other factors discussed in Enable Midstream’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as in Enable Midstream’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, June 30, 2015, and September 30, 2015, and other reports on Form 8-K Enable Midstream or its subsidiaries may file from time to time with the Securities and Exchange Commission.

For more information contact

Media:

Leticia Lowe

Phone 713.207.7702

Investors:

David Mordy

Phone 713.207.6500

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SOURCE CenterPoint Energy, Inc.

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